As filed with the Securities and Exchange Commission on May 4, 2012

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

American Axle & Manufacturing Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	38-3161171
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification number)

One Dauch Drive

Detroit, Michigan 48211

(313) 758-2000

(Address including zip code, and telephone number, including area code, of registrant’s principal executive offices)

American Axle & Manufacturing Holdings, Inc. 2012 Omnibus Incentive Plan

(Full title of the plan)

Copies to:

Steven R. Keyes

Executive Director, Administration & Legal and Secretary

American Axle & Manufacturing Holdings, Inc.

One Dauch Drive

Detroit, Michigan 48211

(313) 758-2000

(Name, address and telephone number of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.01	5,000,000	$9.74	$48,700,000	$5,581.02

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement on Form S-8 (this “Registration Statement”) also covers an indeterminate amount of additional shares of Common Stock, par value $0.01 per share (the “Common Stock”) of American Axle & Manufacturing Holdings, Inc. (the “Registrant”) that may be offered or delivered under the American Axle & Manufacturing Holdings, Inc. 2012 Omnibus Incentive Plan upon a stock dividend, stock split, recapitalization or other similar transaction. No additional registration fee is included for these shares.
(2)	Estimated pursuant to Rule 457(h) under the Securities Act solely for purposes of calculating the amount of the registration fee based upon the average of the high and low prices reported for the shares of Common Stock on the New York Stock Exchange on May 3, 2012.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.*

Item 2.	Registrant Information and Employee Plan Annual Information.*

*	Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act and the “Note” to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed with the Securities and Exchange Commission (the “Commission”) are incorporated as of their respective dates in this Registration Statement by reference:

(a) the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011 (the “Form 10-K”) (filed February 9, 2012);

(b) the Registrant’s Quarterly Report on Form 10-Q for the period ended March 31, 2012 (filed April 27, 2012);

(c) the Registrant’s Current Report on Form 8-K dated April 25, 2012 (filed May 1, 2012); and

(d) the description of the Registrant’s Common Stock which is contained in the registration statement on Form S-3ASR dated July 12, 2011 (Commission File No. 333-175508), including any amendments or reports filed for the purpose of updating such description.

In addition, all documents that the Registrant files pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all of the Common Stock offered hereby has been sold, or which deregisters all Common Stock then remaining unsold, shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not Applicable.

Item 5.	Interests of Named Experts and Counsel.

Not Applicable.

Item 6.	Indemnification of Directors and Officers.

Section 145 of the General Corporation Law of the State of Delaware, as amended, provides that under certain circumstances a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director, officer, employee or agent of the corporation or is or was serving at its request in such capacity in another corporation or business association, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful.

The Article Sixth of the Certificate of Incorporation of the Registrant (the “Certificate of Incorporation”) provides for the indemnification of the Registrant’s directors and officers. The Certificate of Incorporation provides that a director will not be personally liable for monetary damages to the Registrant or its stockholders for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under Delaware Law. The Certificate of Incorporation also provides that each current or former director, officer, employee or agent of the Registrant, or each such person who is or was serving or who had agreed to serve at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (including the heirs, executors, administrators or estate of such person), will be indemnified by the Registrant to the full extent permitted by Delaware Law, as the same exists or may in the future be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Registrant to provide broader indemnification rights than said law permitted the Registrant to provide prior to such amendment). The Certificate of Incorporation also specifically authorizes the Registrant to enter into agreements with any person providing for indemnification greater or different than that provided by the Certificate of Incorporation.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

See attached Exhibit list.

Item 9.	Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liabilities under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Detroit, State of Michigan, on this 4th day of May, 2012.

AMERICAN AXLE & MANUFACTURING HOLDINGS, INC

By:	/s/ Michael K. Simonte
Michael K. Simonte
Executive Vice President & Chief Financial Officer

Each person whose signature appears below hereby constitutes and appoints Michael K. Simonte and Steven R. Keyes his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacitates, to sign any and all amendments (including post-effective amendments) and supplements to this Registration Statement, and to file the same, with all exhibits thereto, and other document in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Richard E. Dauch Richard E. Dauch	Co-Founder, Chairman of the Board & Chief Executive Officer/Director (principal executive officer)	May 4, 2012

/s/ Michael K. Simonte Michael K. Simonte	Executive Vice President & Chief Financial Officer (principal financial officer) (principal accounting officer)	May 4, 2012

/s/ Salvatore J. Bonanno, Sr. Salvatore J. Bonanno, Sr.	Director	May 4, 2012

/s/ Elizabeth A. Chappell Elizabeth A. Chappell	Director	May 4, 2012

/s/ David C. Dauch David C. Dauch	Director	May 4, 2012

/s/ Forest J. Farmer Forest J. Farmer	Director	May 4, 2012

/s/ Steven B. Hantler Steven B. Hantler	Director	May 4, 2012

/s/ Richard C. Lappin Richard C. Lappin	Director	May 4, 2012

/s/ James A. McCaslin James A. McCaslin	Director	May 4, 2012

/s/ William P. Miller II William P. Miller II	Director	May 4, 2012

/s/ John F. Smith John F. Smith	Director	May 4, 2012

/s/ Larry K. Switzer Larry K. Switzer	Director	May 4, 2012

/s/ Thomas K. Walker Thomas K. Walker	Director	May 4, 2012

/s/ Dr. Henry T. Yang Dr. Henry T. Yang	Director	May 4, 2012

EXHIBIT INDEX

Certain of the following exhibits, as indicated parenthetically, were previously filed as exhibits to reports filed by American Axle & Manufacturing Holdings, Inc. under the Exchange Act and are hereby incorporated by reference to such reports.

Number	Title of Exhibit

4.1*	American Axle & Manufacturing Holdings, Inc. 2012 Omnibus Incentive Plan.

4.2	Amended and Restated Certificate of Incorporation of American Axle & Manufacturing Holdings, Inc., as amended to date (incorporated by reference to Exhibit 3.01 filed with American Axle & Manufacturing Holdings, Inc. Registration Statement on Form S-1 (Registration No. 333-53491))

4.3	Amended and Restated Bylaws of American Axle & Manufacturing Holdings, Inc., as amended to date (incorporated by reference to Exhibit 3.2 to American Axle & Manufacturing Holdings, Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009).

5*	Opinion of Shearman & Sterling LLP regarding the validity of the securities being registered.

23.1*	Consent of Shearman & Sterling LLP (included in Exhibit 5).

23.2*	Consent of Deloitte & Touche LLP.

24*	Powers of Attorney (included on signature page).

*	Filed herewith.